News Release	Exhibit 99.1 One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.Amgen.com

AMGEN ANNOUNCES VOTING RESULTS OF ANNUAL

MEETING OF STOCKHOLDERS

THOUSAND OAKS, Calif. (May 22, 2018) - Amgen (NASDAQ:AMGN) today announced voting results from the Company’s Annual Meeting of Stockholders, held in Westlake Village, Calif. Approximately 90 percent of outstanding shares were represented at the meeting.

The director nominees Wanda M. Austin, Robert A. Bradway, Robert A. Eckert, Greg C. Garland, Fred Hassan, Rebecca M. Henderson, Frank C. Herringer, Charles M. Holley, Jr., Tyler Jacks, Ellen J. Kullman, Ronald D. Sugar, and R. Sanders Williams were each re-elected to Amgen’s Board of Directors. Brian J. Druker, a new nominee for director, was also elected. Each director received approximately 94 percent or more of the votes cast “For.” Also at the meeting, retiring directors David Baltimore and François de Carbonnel were recognized for their contributions while on the Board. With the re-election of all of the director nominees, the election of Dr. Druker, and Dr. Baltimore’s and Mr. de Carbonnel’s retirements, Amgen currently has 13 directors.

Stockholders approved, on an advisory basis, the compensation of the Company’s named executive officers, commonly known as “Say on Pay.” The non-binding proposal gives stockholders the opportunity to endorse or not endorse Amgen’s executive pay programs and policies. Say on Pay received approximately 95 percent of the votes cast “For” the proposal.

With approximately 98 percent of the votes cast “For,” stockholders ratified Ernst & Young LLP as Amgen’s independent registered public accountants for the year ending Dec. 31, 2018.

The stockholder proposal for an annual report on the extent to which risks related to public concern over drug pricing strategies are integrated into our executive incentive compensation did not pass receiving approximately 26 percent of the votes cast “For” the proposal.

About Amgen

Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.

Amgen focuses on areas of high unmet medical need and leverages its expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.

For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

AMGEN ANNOUNCES VOTING RESULTS OF ANNUAL MEETING OF STOCKHOLDERS

Forward-Looking Statements

This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to acquire other companies or products and to integrate the operations of companies we have acquired may not be successful. A breakdown, cyberattack or information security breach could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay

AMGEN ANNOUNCES VOTING RESULTS OF ANNUAL MEETING OF STOCKHOLDERS

a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

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CONTACT: Amgen, Thousand Oaks

Kristen Davis, 805-447-3008 (media)

Trish Hawkins, 805-447-5631 (media)

Arvind Sood, 805-447-1060 (investors)